ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-3
$ 202,030,907 6.20% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   4,825,730   2,132,778     367,571    0.61%   14,793,267    6.71%
 Feb-98   6,383,926   2,209,849   1,238,237    2.48%   13,257,256    8.31%
 Mar-98   6,541,072   1,912,804   1,353,322    8.63%   11,299,773    7.70%
 Apr-98   7,213,216   1,918,031   1,580,541    9.79%   11,343,934    6.82%
 May-98   6,231,072   1,852,249     849,711   11.88%   11,031,579    7.11%
 Jun-98   5,405,966   1,739,695     767,667    6.61%   11,341,479    7.15%
 Jul-98   5,252,296   1,807,904     230,450    6.19%   11,974,427    7.62%
 Aug-98   5,142,692   1,725,652     431,293    1.92%   12,218,363    8.33%
 Sep-98   6,260,553   1,626,460     861,177    3.77%   12,052,027    8.89%
 Oct-98   5,351,827   1,533,407     697,749    7.83%   11,422,721    9.14%
 Nov-98   5,278,220   1,496,949     720,824    6.62%   11,337,328    9.03%
 Dec-98   5,223,691   1,406,367     663,145    7.13%   11,072,804    9.35%
        ____________ ___________ ___________
 Totals  69,110,258  21,362,145   9,761,687

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.